CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*],
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO ELEVATION ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

Exhibit 10.5

ASSET PURCHASE AGREEMENT

by and between

14NER ONCOLOGY, INC.

and

MERRIMACK PHARMACEUTICALS, INC.

Dated as of May 28, 2019

i

Article V INDEMNIFICATION		20

5.1.	Indemnification by the Seller	20
5.2.	Indemnification by the Buyer	20
5.3.	Claims for Indemnification	21
5.4.	Survival	22
5.5.	Limitations	22
5.6.	Indemnification Payments	23
5.7.	Setoff	23

Article VI MISCELLANEOUS		24

6.1.	Notices	24
6.2.	Entire Agreement	25
6.3.	No Third Party Beneficiaries	25
6.4.	Assignment	25
6.5.	Severability	26
6.6.	Counterparts and Signature	26
6.7.	Interpretation	26
6.8.	Governing Law	26
6.9.	Remedies	27
6.10.	Submission to Jurisdiction	27
6.11.	Disclosure Schedule	27
6.12.	Fees and Expenses	27
6.13.	Amendment	27
6.14.	Extension; Waiver	28

Article VII DEFINITIONS		28

ii

Disclosure Schedule

Schedules:

Schedule 1.1(a)	Transferred Patents
Schedule 1.1(b)	Transferred Permits
Schedule 1.1(c)	Transferred Know-How
Schedule 1.1(d)	Transferred Inventory
Schedule 1.1(e)	Transferred Contracts
Schedule 1.2(b)	Excluded Assets
Schedule 1.3(d)	Assumed Liabilities
Schedule A	Description of MM-121
Schedule B	Description of MM-111

Exhibits:

Exhibit A	Bill of Sale
Exhibit B	Patent Assignment
Exhibit C	Assumption Agreement
Exhibit D	Dyax Assumption and Undertaking

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 28, 2019, by and between 14ner Oncology, Inc., a Delaware corporation (the “Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).

Introduction

The Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Transferred Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:

Article I

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

1.1.          Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, convey, transfer, assign and make available for transfer to the Buyer, and the Buyer agrees to purchase from the Seller, all of the right, title and interest in and to the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens. For purposes of this Agreement, “Transferred Assets” means the following assets as the same exist as of immediately prior to the Closing:

(a)          the Patent Rights set forth on Schedule 1.1(a) (including any continuation, divisional, continuation-in-part, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, and foreign counterpart of such Patent Rights) (the “Transferred Patents”), and the Seller’s and, to the extent applicable, its Subsidiaries’, right, title and interest in and to all patent files, correspondence, opinions, studies, search results and documentation that are in the possession or control of the Seller (or, to the extent applicable, any of its Subsidiaries) as of immediately prior to the Closing to the extent exclusively related to such Transferred Patents (the “Transferred Patent Files”); provided that the Seller shall have the right to retain copies of any such Transferred Patent Files for its compliance records;

(b)          the permits set forth on Schedule 1.1(b) and the Seller’s and, to the extent applicable, its Subsidiaries’, right, title and interest in and to any other regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items in each case granted by Governmental Entities (“Permits”) to the extent exclusively used or held for use in connection with, or are exclusively related to, a Product as of immediately prior to the Closing (the “Transferred Permits”); provided that the Seller shall have the right to retain copies of any such Transferred Permits for its compliance records;

(c)          any and all Know-How owned by Seller or its Subsidiaries that is exclusively related to any Product as of immediately prior to the Closing (the “Transferred Know-How”), including the Know-How identified on Schedule 1.1(c);

(d)          all of the inventory exclusively related to any Product as of immediately prior to the Closing, including the bulk and vialed inventory, existing finished quantities, work in process, raw materials, constituent substances, materials, stores and supplies, as well as any trade and sample inventories (the “Transferred Inventory”), as set forth on Schedule 1.1(d);

(e)          the Seller’s and, to the extent applicable, its Subsidiaries’, right, title and interest in and to the contracts, licenses, instruments and other agreements and legally binding arrangements set forth on Schedule 1.1(e) (the “Transferred Contracts”); and

(f)          the Seller’s and, to the extent applicable, its Subsidiaries’, right, title and interest in and to all books, documentation, ledgers, files, reports, plans and operating records that are in the possession or control of the Seller or its Subsidiaries that are exclusively related to any Product as of immediately prior to the Closing (and not any Excluded Asset or Retained Liability) (the “Transferred Books and Records”); provided that the Seller shall have the right to retain copies of any such Transferred Books and Records, including lab notebooks, for its compliance records.

Notwithstanding the foregoing, the Buyer acknowledges and agrees that in respect of the items described in Sections 1.1(b) and (f), (A) with respect to any portions of such items that do not relate solely to the Transferred Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Retained Liabilities, the Seller and its Affiliates may retain the originals of such items, and make available copies thereof to the Buyer and redact from any such items any information that is not related to the Transferred Assets or the Assumed Liabilities and (B) to the extent the Buyer does not take possession of any of the Transferred Books and Records at the Closing, the Seller and its Affiliates shall make such items available to the Buyer for fourteen (14) calendar days (or such earlier time as when transferred) following the Closing to enable the Buyer to take possession and control of such items at the Buyer’s expense.

1.2.          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means all assets, rights and properties of the Seller or any of its Affiliates other than the Transferred Assets. Without limitation of the foregoing, the Excluded Assets shall include the following:

(a)          all accounts receivable, pre-paid expenses, cash and cash equivalents or similar investments, other current assets, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, including security deposits, reserves, prepaid rents and prepaid expenses;

(b)          all assets, properties or rights set forth on, or arising under any Contracts set forth on, Schedule 1.2(b);

(c)          other than the Transferred Intellectual Property, all Intellectual Property owned by or licensed to the Seller or any of its Affiliates (including all Seller Names and Marks);

(d)          all insurance policies, surety bonds or self-insurance of the Seller or any of its Affiliates and all claims, credits, causes of action or rights thereunder (including rights to assert claims thereunder);

(e)          (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions or the sale of any Product, (B) prepared and maintained by the Seller or any of its Affiliates, including all regulatory files (including correspondence with Governmental Entities), market research data, and marketing data that do not relate exclusively to the Transferred Assets, (C) relating to employees of the Seller or its Affiliates, (D) that form part of the general ledger of the Seller or any of its Affiliates, that are working papers of the auditors of the Seller or any of its Affiliates or that are records related to Taxes payable by the Seller or any of its Affiliates, or (E) relating primarily to an Excluded Asset or Retained Liability and (ii) all minute books of the Seller and its Affiliates and other corporate records of the Seller and its Affiliates;

(f)          all accounting goodwill related to any Product;

(g)          all privileged communications between the Seller and any of its Affiliates and its and their respective attorneys, and any other privileged documents;

(h)          all rights of the Seller or any of its Affiliates arising under this Agreement or the Ancillary Agreements or the Contemplated Transactions;

(i)          all interests in the share capital and other equity interests of the Seller or any of its Affiliates or any other Person;

(j)          all Tax refunds and Tax deposits and all Tax books and records;

(k)          all claims, causes of action, defenses, counterclaims or other rights, if any, arising out of or relating to (i) any of the Transferred Assets or any Product or the Assumed Liabilities arising before the Closing (other than any claims with respect to infringement of Transferred Patents or misappropriation of Transferred Know-How, which claims shall constitute Transferred Assets) or (ii) any Excluded Asset or Retained Liability; and

(l)          all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements.

1.3.          Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the following Liabilities:

(a)          all Liabilities first arising out of the prosecution, ownership, operation, maintenance, sale, lease or use of any Transferred Asset or any Product from and after the Closing;

(b)          the Liabilities arising or required to be performed under the Transferred Contracts from and after the Closing; provided, however, that Buyer shall not assume and shall have no obligation to perform or pay any Liabilities to the extent that such Liabilities relate to any breach of or default by the Seller or its Subsidiaries under any provision of any of such Transferred Contracts that occurred prior to the Closing;

(c)          all Liabilities for which the Buyer agrees to be liable hereunder or that are otherwise apportioned to the Buyer hereunder; and

(d)          the Liabilities set forth on Schedule 1.3(d).

1.4.          Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Retained Liabilities, and the Buyer does not hereby and shall not assume or in any way undertake to perform, pay, satisfy or discharge any Retained Liabilities. For purposes of this Agreement, “Retained Liabilities” means all Liabilities other than the Assumed Liabilities. Without limitation of the foregoing, the Retained Liabilities shall include the following:

(a)          all Liabilities to the extent relating to any Excluded Assets (and not otherwise constituting Assumed Liabilities);

(b)          all Liabilities for (i) any and all Taxes in respect of any Product or otherwise related to the Transferred Assets that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any and all Taxes of the Seller, (iii) any and all Taxes of another person for which the Seller is liable, including Taxes for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, and (iv) subject to Section 1.7, any and all income, transfer, sales, use or other Taxes arising in connection with the consummation of the Contemplated Transactions (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Transferred Assets);

(c)          the Liabilities to the extent (i) arising or required to be performed under the Transferred Contracts prior to the Closing or (ii) relating to the breach of or default by the Seller that occurred prior to the Closing; and

(d)          the Liabilities with respect to any human clinical study of a Product to the extent conducted by or on behalf of the Seller prior to the Closing.

Except as set forth in Section 5.7 hereof, the Buyer’s obligations under this Agreement shall not be subject to offset or reduction by reason of any actual or alleged breach by the Seller or any of its Affiliates of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement or any right or alleged right to indemnification hereunder or thereunder.

1.5.          Closing Date Consideration. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller the Transferred Assets in exchange for the Aggregate Consideration as set forth in this Agreement and the assumption of the Assumed Liabilities.

1.6.          Closing; Delivery and Payment.

(a)          The Closing shall take place at 9:30 a.m.  on June 24, 2019, or such earlier date as the parties mutually agree in writing (the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another place is agreed to in writing by the Buyer and the Seller. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered. The Closing may take place remotely, via electronic exchange of documents.

(b)          At the Closing:

(i)          the Buyer shall deliver the Closing Date Consideration by wire transfer of immediately available funds to an account designated in writing by the Seller;

(ii)          the Seller shall execute and deliver to the Buyer a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(iii)          the Seller shall execute and deliver to the Buyer a Patent Assignment substantially in the form attached hereto as Exhibit B (the “Patent Assignment”);

(iv)          the Seller shall execute and deliver to the Buyer an IND transfer letter to FDA for each of the Transferred Permits and such other instruments of transfer, conveyance and assignment as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of this Agreement (the “Additional Transfer Documents”);

(v)          the Buyer shall execute and deliver to the Seller an Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assumption Agreement,” and, together with the Bill of Sale, the Patent Assignment and the Additional Transfer Documents (if any), the “Ancillary Agreements”);

(vi)          the Seller shall make available to the Buyer to enable the Buyer to take possession and control of, each to the extent existing in physical form and in the possession of the Seller, the Transferred Books and Records and the Transferred Know-How;

(vii)          the Seller shall make available to the Buyer to enable the Buyer to take possession and control of, all of the other Transferred Assets of a tangible nature;

(viii)          the Seller shall deliver to the Buyer a certificate, executed by the Seller’s corporate secretary on behalf of the Seller, certifying as to the resolutions of the board of directors of the Seller authorizing and approving the sale of the Transferred Assets to the Buyer pursuant to this Agreement and the other Contemplated Transactions;

(ix)          the Buyer shall deliver to the Seller a certificate, executed by the Buyer’s corporate secretary on behalf of the Buyer, certifying as to the resolutions of the board of directors of the Buyer authorizing and approving the purchase of the Transferred Assets by the Buyer pursuant to this Agreement and the other Contemplated Transactions;

(x)          the Buyer shall deliver to the Seller evidence, in the form attached hereto as Exhibit D, that the Buyer has undertaken to Dyax Corp., or its successor (“Dyax”), in writing to (A) assume all of the Seller’s obligations under that certain Amended and Restated Collaboration Agreement, dated as of January 24, 2007, between the Seller and Dyax, as amended as of July 31, 2008, November 6, 2009 and January 18, 2012, and (B) be bound the terms of that certain Sublicense Agreement, dated as of June 30, 2008, between the Seller and Dyax; and

(xi)          the Seller shall deliver to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.

1.7.          Taxes and Fees.

(a)          Transfer Taxes. All transfer, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the Contemplated Transactions shall be borne one-half by the Seller and one-half by the Buyer. The required party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Entity to be filed and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Seller and the Buyer shall cooperate in the preparation and filing of all forms and documentation necessary to provide exemption from Transfer Tax, to the extent permitted by applicable Law.

(b)          Withholding Taxes. The Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipient of payments hereunder; provided, however, that the Buyer will (i) promptly (and in any event no later than five (5) Business Days prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Seller of any intention to so deduct and withhold and provide the Seller the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold; (ii) remit and report any such amount required to be deducted and withheld to the applicable Governmental Entity in accordance with applicable Law; (iii) promptly provide to the Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Seller; and (iv) cooperate with the Seller as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

1.8.          Wrong Pocket Assets. If at any time or from time to time after the Closing until the date that is three (3) months after the Closing Date, Seller or any of its controlled Affiliates, on the one hand, or the Buyer or any of its Affiliates, on the other hand, shall receive or otherwise possess any asset or right (including cash) that should belong to the Buyer, on the one hand, or the Seller or any of its Affiliates, on the other, pursuant to this Agreement, the Seller or the Buyer (as the case may be) shall promptly transfer, or cause to be transferred, such asset or right to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 1.8, the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event Seller or any of its controlled Affiliates receives any payment in respect of any Transferred Asset or Buyer or any of its Affiliates receives any payment in respect of an Excluded Asset, the Seller or the Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by the Buyer or the Seller (as applicable) by wire transfer of immediately available funds.

1.9.          Milestone Payments.

(a)            Milestone Events and Milestone Payments. Subject to the terms and conditions of this Agreement, Buyer shall make each applicable payment (each a “Milestone Payment”) set forth below to the Seller promptly (and in any event no later than thirty (30) days) after the achievement by any member of the Buyer Rights Group of the relevant event listed below (each, a “Milestone Event”).

(i)              A one-time payment of Three Million Dollars ($3,000,000) upon the achievement of the primary endpoint (as set forth in the protocol for such study) in any registrational study (i.e., a study that is intended to be used as a pivotal study for purposes of filing an NDA or BLA if such primary endpoint is satisfied) of any Product or the determination by the applicable member of the Buyer Rights Group to proceed with the preparation of an NDA or BLA based on the results of any such study whether or not such primary endpoint is achieved;

(ii)             A one-time payment of [*] upon the acceptance for filing by the FDA or any other Governmental Entity of an NDA or BLA, with respect to any Product;

(iii)            A one-time payment of [*] upon Regulatory Approval by the FDA of any Product for any indication in the United States;

(iv)            A one-time payment of [*] upon the first occurrence of Pricing and Reimbursement Approval of any Product for any indication in any one of France, Germany, Italy, Spain or the United Kingdom;

(v)             A one-time payment of [*] upon Regulatory Approval by the PMDA of any Product for any indication in Japan;

(vi)            A one-time payment of [*] upon the cumulative Net Sales of all Products exceeding One Hundred Million Dollars ($100,000,000);

(vii)           A one-time payment of [*] upon the cumulative Net Sales of all Products exceeding Two Hundred Million Dollars ($200,000,000); and

(viii)          A one-time payment of [*] upon the cumulative Net Sales of all Products exceeding Three Hundred Million Dollars ($300,000,000).

(b)           For the avoidance of doubt, (i) no Milestone Payment shall be paid more than once, such that the aggregate maximum cumulative amount of Milestone Payments is Fifty Four Million Five Hundred Thousand Dollars ($54,500,000), and (ii) the cumulative Net Sales of all Products worldwide over all periods will be aggregated to determine whether the Milestone Events in Section 1.9(a)(vi), Section 1.9(a)(vii) and Section 1.9(a)(viii) have been achieved (e.g., if cumulative Net Sales of all Products worldwide over all periods total Three Hundred Million Dollars and One Cent ($300,000,000.01), then all three of such Milestone Events shall have occurred and all three corresponding Milestone Payments shall have become due and payable pursuant to this Agreement). Payment in full of the Closing Date Consideration and the Milestone Payments shall constitute payment in full to the Seller and its Affiliates with respect to the Products under this Article I. In the event that the Seller or its Affiliates (as of the Closing Date) own or control any Patent Rights which are not Transferred Patents and which would, absent a license, be infringed by the manufacture, use or sale of any Product, the Buyer (together with any applicable member of the Buyer Rights Group) shall have an irrevocable, royalty-free license to practice such Patent Rights solely with respect to the development and commercialization of such Product.

(c)            Diligence.

(i)              The Buyer shall, itself or through the members of the Buyer Rights Group, use Commercially Reasonable Efforts to develop the Products, to seek and obtain Regulatory Approval therefor, to market, sell and otherwise commercialize the Products and to achieve the Milestone Events.

(ii)             Other than the diligence obligations specifically set forth in this Section 1.9(c), (A) neither the Buyer nor any other member of the Buyer Rights Group shall have other diligence obligations with respect to achievement of any Milestone Event, or to develop, market or sell any Product, and (B) the mere fact that the Buyer (1) engages in the development of a product competitive with a Product or (2) ceases developmental activities with respect to the Products will not, in each case of clauses (1) or (2), in and of themselves, constitute the failure to use Commercially Reasonable Efforts to develop the Products; provided that the Buyer shall not take any action, or intentionally refrain from taking any action, for the purpose of frustrating the achievement of any Milestone Events and/or the payment of any Milestone Payments hereunder.

(d)           Methods of Payments; Foreign Currency. All Milestone Payments shall be paid in U.S. dollars by wire transfer to an account designated in writing by the Seller. For all Net Sales and Exclusions denominated in any currency other than U.S. dollars, the amount of such sales in foreign currencies shall be converted into U.S. dollars using the exchange rate for the relevant month (the “Monthly Rate”), such Monthly Rate being determined as the last price rate of exchange for such currencies on the last business day of the immediately preceding calendar month as published on Bloomberg page FXC (or such other publication as may be agreed upon in writing between the parties from time to time).

(e)            Reporting.

(i)              Within twenty (20) calendar days after each calendar quarter commencing after December 31, 2019 and continuing until the earlier to occur of (a) all Milestone Events having been achieved or (b) the Buyer has certified in writing to the Seller that it has in good faith permanently discontinued all development and commercialization activities with respect to the Products and/or any Transferred Assets, the Buyer shall provide the Seller with a written report (each, a “Quarterly Report”) summarizing, in reasonable detail, the status of the development of the Products in order to achieve any Milestone Event that had not yet been achieved; provided that if the Buyer resumes such development and/or commercialization activities after discontinuing them, then the Buyer will continue to be subject to the obligations set forth in this Section 1.9(e); provided, further, that the parties acknowledge and agree that the Buyer shall not be required to include the following information in any Quarterly Report (in each case to the extent not otherwise publicly available): (A) the precise status of enrollment of patients in any preclinical studies or clinical trials of any Product conducted by or on behalf of any member of the Buyer Rights Group, including information relating to any such patient’s response to any Product; (B) information regarding the Buyer’s cash or financial position; or (C) the content of any informal oral discussions with or feedback from any Regulatory Authorities.

(ii)             The Buyer shall provide written notice to the Seller of (A) the achievement of each Milestone Event no later than ten (10) Business Days after the occurrence thereof or after Buyer becomes aware of the achievement of such Milestone Event and (B) any determination by the Buyer or any applicable member of the Buyer Rights Group to terminate or discontinue further development or commercialization of any Product prior to the payment of all Milestone Payments. If the Buyer determines to issue a press release or similar public announcement of a Material Event, the Buyer shall use commercially reasonable efforts to provide a copy of such release or announcement to the Seller a reasonable period of time in advance of public release or publication.

(iii)            The Buyer shall, and shall cause the other members of the Buyer Rights Group to, keep books and records sufficient to calculate Milestone Payments and reasonable documentation regarding the Products.

(iv)           Commencing upon the date of the first commercial sale of a Product anywhere in the world, the Buyer shall provide to the Seller, within thirty (30) calendar days after each calendar quarter a report with respect to the immediately preceding three (3) month period stating: (A) the total gross sales of each Product sold by members of the Buyer Rights Group during such three (3) month period (broken out by the Applicable Jurisdiction(s)); and (B) the Net Sales of the each Product sold by members of the Buyer Rights Group during such three (3) month period (broken out by the Applicable Jurisdiction(s)), including a breakdown of the sum of each of the Exclusions made, if any, from gross sales to arrive at the calculation of Net Sales of the applicable Product for such Applicable Jurisdiction during such period.

(f)            Audits. Upon the written request of the Seller, the Buyer shall, and shall cause the other members of the Buyer Rights Group to, permit an independent public accountant selected by the Seller and reasonably satisfactory to the Buyer and the relevant member of the Buyer Rights Group (the “Accountant”) to have reasonable access upon reasonable prior notice and during normal business hours, but no more than once during any calendar year, to review the records specified in Section 1.9(e)(iii) solely for the purpose of determining the accuracy of the reports described in Section 1.9(e)(i) and Section 1.9(e)(iv) (an “Audit”), at the Seller’s expense. Before conducting the Audit, the Accountant must execute a reasonable confidentiality agreement with the Buyer and, if applicable, the relevant Buyer Rights Group member. In acting hereunder, the Accountant shall act as an expert and not as arbitrator, and Accountant’s authority is limited to resolving disputed issues of fact (and not law). The procedures set forth in this Section 1.9(f) concerning the determinations set forth herein by the Accountant shall be governed by the law of expert determination and appraisal rather than the law of arbitration. If the Accountant concludes that any Milestone Payment was not paid when due, the Seller shall be entitled to deliver a written notice of such non-payment (a “Dispute Notice”), in which case the Seller and the Buyer shall, for a period of not less than thirty (30) calendar days after delivery of the Dispute Notice, attempt in good faith to resolve the items in dispute. If no agreement is reached by the Seller and the Buyer as to the calculation of the disputed amount within thirty (30) calendar days after delivery of a Dispute Notice, then either party shall have the right to pursue applicable legal remedies in accordance with the provisions of Section 6.9. If the Seller and the Buyer agree, or any dispute resolution mechanism determines that, any Milestone Payment was not paid as a result of an underreporting of Net Sales by more than five percent (5%), the Buyer shall reimburse the Seller for the reasonable out-of-pocket costs of the Audit. A quarterly period can only be subject to an Audit on one occasion and the Seller shall not be permitted to Audit a calendar quarter more than three (3) years after the end of such quarter.

(g)           Overdue Payments. Any portion of any Milestone Payment not paid when due shall bear interest from the due date until the date of payment thereof at a per annum rate equal to five percentage points (5%) above the prime rate as published by the Wall Street Journal Online as of the date the applicable payment was due, compounded annually; provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law.

(h)           Contractual Right Only. The rights and obligations of the Seller under this Section 1.9, including the right to receive payments, (i) are purely contractual rights and not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) do not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s equity securities and (iv) subject to Section 6.4, are not transferrable, assignable or redeemable (other than indirect transfers or assignments, transfers by operation of law or transfers or assignments to any Affiliate of the Seller).

Article II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date hereof as follows, except as set forth herein or, subject to Section 6.11, in the Disclosure Schedule.

2.1.          Organization, Standing and Power. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own the Transferred Assets.

2.2.          Authority; No Conflict; Required Filings and Consents.

(a)            The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Seller and this Agreement and each such Ancillary Agreement is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy Exception”).

(b)           The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Seller of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws or similar organizational documents of the Seller, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens, other than Permitted Liens, on or with respect to any of the Transferred Assets, or (iii) subject to compliance with the requirements specified in Section 2.2(c), conflict with or violate any Permit, concession, franchise, license or Law applicable to the Seller or any of its properties or assets, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)            No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of the Contemplated Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.3.          Taxes.

(a)            The Seller has timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Transferred Asset or would result in the Buyer becoming liable or responsible therefor.

(b)           The Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Transferred Assets and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Transferred Asset.

(c)            There are no Liens with respect to Taxes upon any of the Transferred Assets, other than Permitted Liens.

(d)           The Seller has incurred no liability in respect of real property, personal property or similar Taxes applicable to the Transferred Assets for any Pre-Closing Tax Period after 2016; provided that, it is agreed and understood that this representation refers only to liabilities incurred prior to the Closing and shall not serve as a representation or warranty regarding, or a guarantee of, nor can it be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date.

2.4.          Intellectual Property.

(a)            The Seller is the sole and exclusive owner of, and has good title to, the MM-121 Patents, free and clear of all Liens, other than Permitted Liens. The Seller and its Affiliates do not own any material Patent Rights with respect to the manufacture, composition or use of a MM-121 Product other than the MM-121 Patents included in the Transferred Assets and Patent Rights that the Seller has abandoned or which have expired.

(b)           To the Seller’s Knowledge, all material MM-121 Patents have been duly filed or registered (as applicable) with the applicable Governmental Entity and maintained in all material respects, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and have not lapsed or expired.

(c)            Except as would not reasonably be expected to, individually or in the aggregate, result in a material Assumed Liability, to the Seller’s Knowledge, (i) the research, development, manufacture, commercialization, use or importation of the MM-121 Products, in each case as currently conducted or as conducted since January 1, 2017, do not infringe or violate, or constitute a misappropriation of, any Intellectual Property of any third party, (ii) no third party, including any Affiliate of the Seller, is infringing or violating or misappropriating any of the MM-121 Intellectual Property, and (iii) the Seller has not sent any written notice of infringement or misappropriation to, or asserted or threatened any action or claim of infringement or misappropriation against, any Person involving or relating to any MM-121 Intellectual Property, (iv) the Seller and each of its Affiliates has taken reasonable measures, to maintain in confidence all material trade secrets and confidential information comprising a part of the MM-121 Intellectual Property, (v) there is no pending or threatened claim, interference, opposition or demand of any third party, including any Affiliate of the Seller, challenging the ownership, validity or scope of any MM-121 Intellectual Property, (vi) all MM-121 Patents are valid and enforceable, (vii) neither the Seller nor any of its Affiliates has been served with or provided written notice or other notice that any MM-121 Intellectual Property is the subject of any Order barring or limiting the Seller’s use of any such MM-121 Intellectual Property, and (viii) no MM-121 Intellectual Property was developed, in whole or in part, under contract with or using the facilities, funding or personnel of any Governmental Entity or university or other educational institution that would give any such Governmental Entity, university or institution any rights to such MM-121 Intellectual Property or entitle any such Governmental Entity, university or institution to royalties or other payments with respect to the exploitation of such MM-121 Intellectual Property.

(d)           Schedule 1.1(c) includes a complete and accurate list of the clinical studies conducted in humans by the Seller since January 1, 2017 involving the use of MM-121 Product as a single agent therapy.

(e)            Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.4 are the only representations and warranties of the Seller with respect to Intellectual Property matters.

2.5.          Contracts.

(a)            Section 2.5(a) of the Disclosure Schedule sets forth a complete and accurate list of each Transferred Contract. Other than the foregoing Transferred Contracts, neither the Seller nor any of its Subsidiaries is a party to any Contract which grants a third party any right to manufacture, market or sell any Product or engage in human clinical studies with respect to any Product after the Closing.

(b)           (i) The Seller has furnished to the Buyer a complete and accurate copy of each Transferred Contract, (ii) each Transferred Contract is a legal, valid and binding obligation of the Seller (or its applicable Affiliate) and, to the Seller’s Knowledge, of each other party thereto, and is enforceable (subject to the Bankruptcy Exception) and in full force and effect with respect to the Seller (or its applicable Affiliate), and, to the Seller’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms and (iii) neither the Seller (or its applicable Affiliate) nor, to the Seller’s Knowledge, any other party to any Transferred Contract is in violation in any material respect of or in default in any material respect under, nor, to the Seller’s Knowledge, does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a violation of or default under or permit termination of or modification or acceleration of any material obligations of the Seller (or its applicable Affiliate) pursuant to any Transferred Contract.

2.6.          Litigation. There is no action, suit, proceeding, claim, arbitration or, to the Seller’s Knowledge, investigation pending against the Seller or any of its Affiliates with respect to, or affecting, any Product of which the Seller or any of its Affiliates has received written notice and, to the Seller’s Knowledge, no such action, suit, proceeding, claim, arbitration or investigation has been threatened in writing against the Seller or any of its Affiliates which, in each case, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in, individually or in the aggregate, a material liability which would constitute an Assumed Liability. There are no unsatisfied material judgments or outstanding material orders, injunctions, decrees, stipulations or awards rendered by a court, an administrative agency or by an arbitrator against any of the Transferred Assets or against the Seller or any of its Affiliates with respect to, or affecting, any Product.

2.7.          Compliance With Laws. Except as would not reasonably be expected to, individually or in the aggregate, result in a material Liability, the Seller is and since January 1, 2017 has been, in compliance in all material respects with, is not in material violation of, and, since January 1, 2017, has not received any written notice alleging any material violation with respect to, any applicable Law with respect to any Product or the ownership or operation of the Transferred Assets.

2.8.          Permits. (a) The Seller has all material Permits necessary for the Seller to own, lease or operate the Transferred Assets and conduct its business as it relates to any Product in the manner currently conducted (the “Seller Permits”), (b) the Seller is in compliance in all material respects with the terms of the Seller Permits and has not received any written notices that it is in material violation of any of the terms or conditions of such the Seller Permits, (c) all Seller Permits are in full force and effect and no action or claim is pending or, to the Seller’s Knowledge, threatened in writing to revoke, suspend, adversely modify or terminate any Seller Permit or declare any Seller Permit invalid in any material respect and (d) neither the Seller nor any of its Affiliates has received any written notice with respect to any material failure by the Seller or any of its Affiliates to have any Seller Permit.

2.9.          Regulatory Matters. At all times since January 1, 2017, except as would not reasonably be expected to, individually or in the aggregate, result in a material Liability, and in each case solely with respect to any MM-121 Product:

(a)            The Seller and each of its Affiliates has developed, tested, labeled, packaged, manufactured and stored the MM-121 Products in compliance in all material respects with (i) the FDA Act, and (ii) any other applicable Governmental Entities in any other country where the Seller or any of its Affiliates has developed, tested, labeled, packaged, manufactured or stored any such Product.

(b)           All preclinical studies and other studies and tests of any MM-121 Product conducted by or on behalf of the Seller have been, and if still pending are being, conducted in material compliance, to the extent applicable, with good laboratory practices, good clinical practices and all applicable Laws, including the FDA Act and the respective counterparts thereof outside the United States.

(c)            With respect to any MM-121 Product, the Seller has not received any written notice of FDA regulatory actions against the Seller or any of its Affiliates, including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, or any other notice from any governmental entity alleging or asserting material noncompliance with any Law.

(d)           Neither the Seller nor any of its Affiliates have received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit or, to the Seller’s Knowledge, investigation from the FDA or any other Governmental Entity alleging that any operation or activity of the Seller or any of its Affiliates in connection with any MM-121 Product is in material violation of the FDA Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the medicinal products and medical device Laws of the European Union. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, proceeding or, to the Seller’s Knowledge, investigation for which the Seller has received written notice is pending or, to the Seller’s Knowledge, threatened against the Seller or any of its Affiliates in connection with any MM-121 Product. To the Seller’s Knowledge, there has not been any material violation of any laws by the Seller or any of its Affiliates in its product development efforts, submissions or reports to any Governmental Entity in connection with any MM-121 Product that could reasonably be expected to require investigation, corrective action or enforcement action.

(e)            Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.9 are the only representations and warranties of the Seller with respect to regulatory matters.

(f)            There are no Liabilities attributable to any human exposure to a Product to the extent arising prior to the Closing.

2.10.        Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.

2.11.        Title to Transferred Assets. The Seller is the sole and exclusive owner of, and has good and valid title to each of the Transferred Assets, and all Transferred Assets are free of all Liens, other than Permitted Liens. At the Closing, the Seller shall transfer and deliver to the Buyer good and valid title to each of the Transferred Assets free and clear of all Liens other than Permitted Liens.

2.12.        Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article II, the Seller is not making any other representations or warranties, express or implied, with respect to any Product or the Transferred Assets. The Seller hereby disclaims any other express or implied representations or warranties, including regarding any financial projections, suitability for clinical development or other forward-looking statements provided by or on behalf of the Seller or its Affiliates, and the Buyer acknowledges and agrees that, other than the representations set forth in this Article II, the Transferred Assets are being sold, and the Assumed Liabilities are being assumed, on an “as is” basis.

Article III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof as follows, except as set forth herein.

3.1.          Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to carry on its business as now being conducted.

3.2.          Authority; No Conflict; Required Filings and Consents.

(a)            The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Buyer and this Agreement and each such Ancillary Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.

(b)           The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Buyer of the Contemplated Transactions, shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 3.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to the Buyer or any of its properties or assets.

(c)            No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Buyer of the Contemplated Transactions.

3.3.          Assets. Assuming the completion of an equity financing of at least $20 million on or before the Closing Date, the Buyer will have assets on the Closing Date sufficient for the conduct of the Buyer’s businesses as presently conducted and as presently proposed to be conducted and sufficient to consummate the Contemplated Transactions.

3.4.          Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or threatened, against the Buyer or any of its Affiliates, and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the Contemplated Transactions or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.

3.5.          Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.

3.6.          Adequacy of Information. The Buyer acknowledges and agrees that:

(a)            it has been furnished with or given adequate access to all information regarding the Products and the Transferred Assets that it has desired or requested for review to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement;

(b)           it has carried out an appropriate due diligence investigation concerning the information given by the Seller about the Products and the Transferred Assets and is taking full responsibility for making its own and independent investigation and evaluation of the Products and the Transferred Assets;

(c)            it is not relying on, and will not assert any claim against, Seller, its Affiliates or any of their respective employees, directors, agents, stockholders or representatives or hold Seller or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by Seller, its Affiliates or representatives, including any information in any information memorandum, “on-line” or physical data rooms or in any management presentations (except for the representations and warranties expressly contained in Article II or contained in the Ancillary Agreements); and

(d)            the Seller has discontinued development of the Products, and accordingly the Transferred Assets are sold “as is” and the Buyer agrees to accept the Transferred Assets and the Assumed Liabilities in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties whatsoever, whether at law or in equity, of any nature made or provided by or on behalf of or imputed to the Seller, any of its Subsidiaries or any other Person, except for the representations and warranties expressly contained in Article II.

3.7.           Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article III, the Buyer is not making any other representations or warranties, express or implied, with respect to the Contemplated Transactions. The Buyer hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Buyer or its Affiliates.

Article IV

ADDITIONAL AGREEMENTS

4.1.           Confidentiality. After the Closing Date until expiration of the Buyer’s obligation to provide Quarterly Reports, the Seller will, and will cause its controlled Affiliates and their respective Representatives to, treat and hold as confidential, and not disclose to any Person (including any Affiliates) any of the Confidential Information, except (i) to the extent necessary to perform its obligations or enforce its rights under this Agreement or the Ancillary Agreements, (ii) to its Affiliates and its or their respective Representatives on a need-to-know basis (provided that the Seller shall be responsible for any breach of this Section 4.1 by any of its Affiliates or Representatives to which such information is disclosed in accordance with clause (ii)) or (iii) notwithstanding anything else herein, the Seller may make any public disclosure it believes in good faith is required by any applicable Law or stock market or stock exchange rule. In the event that the Seller or any of its Affiliates or its or their respective Representatives are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law or pursuant to any listing agreement with any securities exchange) to disclose any Confidential Information, to the extent practicable and permitted by applicable Law, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 4.1, and, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any of its Affiliates may disclose any such Confidential Information; provided, however, that the Seller shall use commercially reasonable efforts to obtain, at the request, and at the expense, of the Buyer, a reasonably available assurance that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed as the Buyer shall designate. For the avoidance of doubt, nothing in this Agreement shall in any way limit or restrict the Seller’s or any of its Affiliates’ right or ability to engage in any activity or business, whether or not competitive with the business of the Buyer or any of its Affiliates.

4.2.           Post-Closing Cooperation. Subject to compliance with contractual obligations and applicable Law, for three (3) months immediately following the Closing Date, each party shall afford to the other party and the other party’s Representatives during normal business hours in a manner so as to not unreasonably disrupt or interfere with the conduct of business reasonable access to the personnel of such party with relevant knowledge regarding any Product, if any. Requests may be made under this Section 4.2 for access to information requested by the requesting party in connection with its financial reporting and accounting matters, preparing financial statements, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities Law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, prosecuting patent applications and pursuing other patent matters, performing obligations under this Agreement and the Ancillary Agreements and all other proper business purposes (including determining any matter relating to its rights and obligations hereunder). A party making information or personnel available to another party under this Section 4.2 shall be entitled to receive from such other party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such information or personnel available. Notwithstanding anything to the contrary contained herein, nothing in this Section 4.2 shall require (i) the Seller or any of its Affiliates or the Buyer or any of its Affiliates (x) to waive the protection of an attorney-client privilege or (y) to take any action that would result in the disclosure of any trade secrets (provided that, in the case of clause (i)(x), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such waiver) or (ii) the auditors and independent accountants of the Seller or any of its Affiliates or of the Buyer or any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

4.3.           Public Disclosure. The press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Seller and the Buyer. Subject to Section 4.1, unless otherwise required by applicable Law, by any listing agreement with any securities exchange, the Seller and the Buyer shall not, and cause their respective Affiliates not to, make any public announcement or disseminate any written communication with respect to this Agreement or the Contemplated Transactions, or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions, without the prior written consent of the Buyer and the Seller; provided that after the Contemplated Transactions have been announced, the Seller and its Affiliates and the Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is not inconsistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.3.

4.4.           Further Assurances. Each of the parties will execute and deliver any further instruments and documents as any other party reasonably may request in order to carry out the purposes of this Agreement. The Buyer shall use its reasonable best efforts to complete an equity financing of at least $20 million prior to the Closing Date.

4.5.           Seller Names and Marks. Following the Closing, Buyer shall, and shall cause its Affiliates to, cease and discontinue any and all uses of the Seller Names and Marks and remove (or obscure) all Seller Names and Marks from the Transferred Assets and any other materials of Buyer or any of its Affiliates, unless otherwise required by Law.

4.6.           Tax Matters.

(a)            Subject to the terms of Section 4.2 hereof, the Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer and the Seller (and their respective Subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least six years following the Closing Date. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets.

(b)            Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be paid by the Buyer or the Seller, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period. The Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Seller an amount equal to any such Taxes payable by the Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller if such Taxes are not identified by the Buyer or the Seller on or prior to the Closing Date). Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

4.7.           Books and Records. From and after the Closing, subject to Section 4.1, the Seller and its Affiliates and its and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records relating to any Product on or before the Closing Date. Each party agrees that, with respect to all original data room materials and other books, data, files, information and records relating to any Product and existing as of the Closing, it will (and will cause each of its Affiliates and Representatives to) (i) comply in all material respects with all applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by such party or its Affiliates or Representatives. In addition, for at least three years after the Closing Date, the Buyer shall, and shall cause each of its Affiliates to, preserve all original data room materials and other books, data, files, information and records relating to any Product and existing as of the Closing Date and, thereafter, until the seventh (7th) anniversary of the Closing Date, dispose of such original data room materials and other books, data, files, information and records only after it shall have given the Seller ninety (90) days’ prior written notice of such disposition and the opportunity (at the Seller’s expense) to remove and retain such information.

4.8.           Services from Affiliates. The Buyer acknowledges that the Seller and its Affiliates currently provide certain services and benefits in connection with the Products. The Buyer further acknowledges and agrees that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to any Product as of the Closing.

4.9.           NIH Undertaking. Notwithstanding anything else contained herein and in furtherance of the Buyer’s obligations under Section 1.3, the Buyer hereby assumes and agrees, effective at Closing, to perform, pay, satisfy or discharge when due all obligations with respect to payment or otherwise in respect of the developmental milestone obligations contained in Section IV of Appendix C to that certain Patent License Agreement between the Seller and National Institutes of Health within the Department of Health and Human Services, dated as of February 20, 2008, as amended March 13, 2019.

Article V

INDEMNIFICATION

5.1.           Indemnification by the Seller. Subject to the terms and conditions of this Article V, from and after the Closing, the Seller shall defend and indemnify the Buyer in respect of, and hold it harmless against, any and all Damages suffered or incurred by the Buyer to the extent resulting from or constituting:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Seller contained in Article II of this Agreement;

(b)            any breach or failure to perform by the Seller of any covenant or agreement contained in this Agreement; or

(c)            any Retained Liabilities or Excluded Assets.

5.2.           Indemnification by the Buyer. Subject to the terms and conditions of this Article V, from and after the Closing, the Buyer shall defend and indemnify the Seller in respect of, and hold it harmless against any and all Damages suffered or incurred by the Seller to the extent resulting from or constituting:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in Article III of this Agreement;

(b)            any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement; or

(c)            any Assumed Liabilities or Transferred Assets.

5.3.           Claims for Indemnification.

(a)            Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon becoming aware of the assertion of any such claim by a third party. For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Seller and (ii) in the case of a claim for indemnification by the Seller, the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent then known by the Indemnified Party) of (A) the facts constituting the basis for such third party claim and (B) the amount of the Damages claimed (the “Third Party Claim Amount”). No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is actually prejudiced thereby. Within thirty (30) Business Days after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense with counsel reasonably satisfactory to the Indemnified Party of any such Third Party Claim seeking (i) solely monetary damages or (ii) injunctive relief that would be reasonably expected to be immaterial to the operations or business of the Indemnified Party and monetary damages. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (x) does not include a complete release of the Indemnified Party from all liability with respect thereto, (y) includes any admission by, or finding adverse to, the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party.

(b)            Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Article V that does not involve a third-party claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. The Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds (or, if the Indemnifying Party is the Seller, an acknowledgement of the Buyer’s right to set off such amount in accordance with Section 5.7)), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds (or, if the Indemnifying Party is the Seller, an acknowledgement of the Buyer’s right to set off such amount in accordance with Section 5.7)) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 6.10.

5.4.           Survival.

(a)            The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and remain in full force and effect until three (3) months after the Closing Date, at which time they shall expire, provided, however that (i) the representations and warranties set forth in Section 2.4 (Intellectual Property) and Section 2.9 (Regulatory Matters) (collectively, the “Specified Reps”), shall survive until twelve (12) months after the Closing Date, and (ii) the representations and warranties set forth in Section 2.1 (Organization, Standing and Power), Section 2.2(a) (Authority), Section 2.10 (Brokers), Section 2.11 (Title to Transferred Assets), Section 3.1 (Organization, Standing and Power), Section 3.2(a) (Authority) and Section 3.5 (Brokers) (collectively, the “Fundamental Reps”), shall survive until the two (2) year anniversary of the Closing Date. The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions in accordance with their terms or, if no time limit is stated therein, indefinitely.

(b)            If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

5.5.           Limitations.

(a)            Notwithstanding anything to the contrary contained in this Agreement, except in the case of actual and intentional fraud (as defined under Delaware common law), (i) the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) shall not exceed $350,000 (provided that (A) such limitation shall not apply to the Specified Reps and the Fundamental Reps and (B) the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) with respect to the Specified Reps shall not exceed $1,000,000), and (ii) an Indemnified Party shall not be permitted to recover any Damages under Section 5.1(a) or Section 5.2(a), as the case may be, until the aggregate amount of all such Damages exceed an amount equal to $100,000 (the “Deductible”) (other than with respect to the Fundamental Reps) and then only to the extent of such excess. With respect to any Damages that may be recoverable by an Indemnified Party under Section 5.1(a) or Section 5.2(a), the Indemnifying Party shall not be liable for any individual or series of related Damages which do not exceed $10,000 (which Damages shall not be counted toward the Deductible).

(b)            The amount of Damages recoverable by an Indemnified Party under this Article V with respect to an indemnity claim shall be reduced by the amount of any insurance payment or other third-party recovery actually received by such Indemnified Party with respect to such indemnity claim minus the amount of any increase in insurance premiums and reasonable costs of collection directly attributable to such recovery (the “Recovery”). If an Indemnified Party receives any insurance payment or third-party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 calendar days of receiving such insurance payment, an amount equal to the Recovery (up to the amount paid by the Indemnifying Party).

(c)            In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are (i) consequential damages or Damages for lost profits or diminution in value, in each case except for those that are reasonably foreseeable and proximately caused by the asserted breach, or (ii) punitive, special, trebled or exemplary damages, in each case other than any amounts paid to an unaffiliated third party with respect to Third Party Claims based on a final judgment.

(d)            Except with respect to claims related to actual and intentional common law fraud or for specific performance as provided in Section 6.9, from and after the Closing the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement. Without limitation of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the Contemplated Transactions.

5.6.           Indemnification Payments. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Aggregate Consideration for Tax purposes unless otherwise required by Law.

5.7.           Setoff. Except in the case of actual and intentional fraud (as defined under Delaware common law), the Buyer, as its sole source of recovery for any amounts payable by Seller under this Article V, shall have the right to set off any indemnification payment to which it becomes entitled to pursuant to this Article V against payment of any Milestone Payment that is owed or thereafter becomes payable and has not yet been paid to the Seller. In the event Buyer exercises its set off rights pursuant to this Section 5.7 and withholds from any Milestone Payment the amount of any claimed Damages, upon the final resolution of the claim for indemnification with respect to which such offset has been made, Buyer shall pay Seller the amount, if any, by which the amount offset exceeds the amount of Damages to which the Buyer has been finally determined to be entitled in connection with such resolution, together with interest thereon at the prime rate as published by the Wall Street Journal Online as of the date the applicable payment was due, plus one percent (1%).

Article VI

MISCELLANEOUS

6.1.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)            if to the Buyer, to

14ner Oncology, Inc.

888 Seventh Avenue

12th Floor

New York, NY 10106

Attention: Steven Elms

with a copy (which shall not constitute notice) to:

Hutchison PLLC

3110 Edwards Mill Road, Suite 300

Raleigh, NC 27612

Attention:               William N. Wofford, Esq.

Daniel S. Fuchs, Esq.

(b)            if to the Seller, to

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, Massachusetts 02139

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:                Hal J. Leibowitz, Esq.

Christopher D. Barnstable-Brown, Esq.

Telecopy:                (617) 526-5000

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

6.2.           Entire Agreement. This Agreement (including the Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing, including the Ancillary Agreements) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, with respect to the subject matter hereof, including the non-disclosure agreement, dated March 14, 2019, as amended on May 22, 2019, by and between the Buyer and the Seller.

6.3.           No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.

6.4.           Assignment.

(a)            Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that, subject to Section 6.4(b), (i) a party may assign any of its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates and (ii) a party may assign this Agreement in its entirety to its successor in interest in connection with a merger, reorganization, sale of all or substantially all of such party’s assets or equity, dissolution, wind-down, receivership, liquidation, bankruptcy or similar proceeding; provided that in each case no such assignment shall limit, relieve or offset the assigning party’s obligation hereunder. Notwithstanding anything else herein to the contrary, the Seller may, without the Buyer's consent, assign, distribute, dividend or otherwise transfer its right to receive payment(s) from the Buyer under all or part of Section 1.9 of this Agreement, and the Buyer agrees that it shall make any such payment(s) to any such assignee or transferee or to any other beneficiary of such distribution or dividend designated in writing by the Seller, and the Buyer shall not raise any defense to making any such payment that arises or would arise solely from such assignment, transfer, distribution, or dividend. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and permitted assigns.

(b)            In no event shall the Buyer or any of its Affiliates effect any Product Sale to any Person, unless such Product Sale is to a Qualified Transferee and all of the following requirements are satisfied: (a) such Qualified Transferee in such Product Sale agrees in writing to be bound by, and assumes and succeeds to, all of the applicable obligations of the Buyer under this Agreement with respect to each Product that is the subject of such Product Sale, and (b) prior to or simultaneously with the consummation of such Product Sale, (i) such Qualified Transferee delivers to the Seller an instrument of assumption, reasonably acceptable to the Seller, effecting the agreement, assumption and succession described in the foregoing clause (a), and (ii) the Buyer pays or causes to be paid to the Seller all Milestone Payments that have become due and payable under this Agreement prior to such consummation of such Product Sale. Following the consummation of any such Product Sale effected in accordance with this Section 6.4(b), the Buyer shall be liable for any obligations under this Agreement with respect to the Product that is the subject of such Product Sale. Notwithstanding anything in this Agreement to the contrary, (x) any purported Product Sale in contravention of this Section 6.4(b) shall be null and void and the Buyer shall remain solely liable for all obligations under this Agreement with respect to any Product that is the subject of such Product Sale, and (y) except to the extent expressly set forth herein, nothing in this Section 6.4(b) shall be construed to reduce, limit or otherwise modify any liability of the Buyer under this Agreement with respect to any conduct of any member of the Buyer Rights Group.

6.5.           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.6.           Counterparts and Signature. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

6.7.           Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to a “party” or “parties” shall mean a party or parties to this Agreement (and their respective successors and permitted assigns). For the purposes of this Agreement, “furnished to the Buyer” shall mean “furnished or made available to the Buyer or its Representatives, including in the Seller’s electronic data room prior to the Closing Date.”

6.8.           Governing Law. This Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

6.9.            Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

6.10.           Submission to Jurisdiction. Each of the parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, County of New Castle, in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

6.11.           Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in Article II and the disclosure with respect to a representation and warranty contained in Article II shall also qualify any other representations and warranties in Article II to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

6.12.           Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses.

6.13.            Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.14.        Extension; Waiver. The parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article VII

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Accountant” has the meaning set forth in Section 1.9(f).

“Additional Transfer Documents” has the meaning set forth in Section 1.6(b)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to the foregoing, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” means (a) the Closing Date Consideration plus (b) any Milestone Payments that become due and payable pursuant to this Agreement.

“Agreed Amount” has the meaning set forth in Section 5.3(b).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 1.6(b)(v).

“Applicable Jurisdiction” means each of (a) the United States, (b) Japan, (c) collectively, France, Germany, Italy, Spain and the United Kingdom and (d) collectively, all other countries or territories.

“Apportioned Obligations” has the meaning set forth in Section 4.6(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumption Agreement” has the meaning set forth in Section 1.6(b)(v).

“Audit” has the meaning set forth in Section 1.9(f).

“Bankruptcy Exception” has the meaning set forth in Section 2.2(a).

“Bill of Sale” has the meaning set forth in Section 1.6(b)(ii).

“BLA” means a Biologics License Application as described in 21 C.F.R. § 601.2 and submitted to the FDA or a comparable application submitted to an applicable Regulatory Authority outside the United States.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer to consummate any of the Contemplated Transactions on a timely basis.

“Buyer Rights Group” means (a) the Buyer; (b) with respect to any Product, any Person to which any right to sell such Product is licensed, sublicensed, assigned or transferred by the Buyer; (c) with respect to any Product, any Person to which the right to sell such Product is licensed, sublicensed, assigned or transferred by any Person described in clause (b) above; (d) with respect to any Product, any successor or assign of any Person described in clauses (a), (b) or (c) above with respect to such Person’s interest in such Product; and (e) with respect to any Product, any Affiliate of any Person described in clauses (a), (b), (c), or (d) involved in the development or commercialization of such Product with or on behalf of such Person. For the avoidance of doubt, Buyer Rights Group shall not include a reseller or distributer of a Product that (i) purchases such Product for resale and (ii) does not need a license from a Buyer Rights Group member to a Transferred Patent in order to resell such Product.

“Claim Amount” has the meaning set forth in Section 5.3(b).

“Claim Notice” has the meaning set forth in Section 5.3(b).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 1.6(a).

“Closing Date Consideration” means a non-refundable payment of Three Million Five Hundred Thousand U.S. Dollars ($3,500,000).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, for purposes of Section 1.9(c) of this Agreement, the use of such efforts and resources as are used by a biopharmaceutical company of similar size and market capitalization as Buyer (or that of the applicable member of the Buyer Rights Group if it is of a larger size and market capitalization than Buyer) in the exercise of its commercially reasonable business practices relating to the development and commercialization of pharmaceutical or biological products with similar commercial potential as the relevant Product at a similar stage in product lifecycle, taking into consideration the safety and efficacy of the product, the risks inherent in the development and commercialization of the product, its competitiveness compared to alternative products, the proprietary position of the product (including scope and duration of relevant Patent Rights), the scope of marketing approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal and the anticipated profitability of the product.

“Confidential Information” means (a) any nonpublic or confidential information relating to any Product or the Transferred Assets, except to the extent that such information (i) shall have become public knowledge other than through improper disclosure by the Seller, any of its Affiliates or any of their respective Representatives or (ii) shall have become known to the Seller or any of its Affiliates after the Closing from a source (other than the Buyer and its Affiliates) not known by it to be bound by a confidentiality obligation to any Person with respect to such information and (b) any Transferred Know-How; provided that any information contained in a Quarterly Report or in a statement delivered to the Seller pursuant to Section 1.9(e)(iv) shall be deemed not to constitute “Confidential Information” for all purposes hereunder.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contracts” means all contracts, leases (other than real property leases), deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, engagement letters and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Damages” means losses, damages, fines, fees, penalties, interest, awards and judgments of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement.

“Deductible” has the meaning set forth in Section 5.5(a).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer and dated as of the date of this Agreement.

“Dispute Notice” has the meaning set forth in Section 1.9(f).

“Domain Names” means all domain names, including all applications and registrations thereof, as may exist anywhere in the world.

“Dyax” has the meaning set forth in Section 1.6(b)(x).

“EMA” means the European Medicines Agency and any successor agency thereto or any equivalent agency in the United Kingdom or any other member state of the E.U.

“European Union” or “E.U.” means (i) all countries that are member states of the European Union as of the date hereof or at any time thereafter and (ii) the United Kingdom.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Exclusions” means, with respect to Net Sales of any Product, the sum of the following, to the extent actually borne or incurred or accrued by the Buyer Rights Group and not reimbursed:

(a)            reasonable and customary freight, postage, shipping and insurance, handling and other transportation costs;

(b)            sales, use, value added and other similar Taxes (excluding, for the avoidance of doubt, income Taxes);

(c)            tariffs, customs duties, surcharges and other compulsory governmental charges;

(d)            government mandated rebates and discounts;

(e)           bona fide billing corrections and actual bad debt expense (not to exceed 5% of Net Sales and if any such amount is subsequently collected, such amount shall be re-included in Net Sales);

(f)            normal and customary trade discounts, credits or allowances (including volume) actually given; and

(g)          rebates, fees, credits, allowances and charge backs actually given, granted to any managed care organization, wholesaler, distributor, buying group, health care insurance carrier, chain pharmaceutical, mass merchandiser, staff model HMO, pharmacy benefit manager and hospital buying group/group purchasing organization and credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise).

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales. The Exclusions shall be determined in accordance with GAAP or IFRS, as the case may be, as consistently applied by the applicable Buyer Rights Group member and its Affiliates across all of their products.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDA Act” means the Federal Food, Drug and Cosmetic Act and applicable implementing regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing and quality system practices, good laboratory practices and good clinical practices and investigational use.

“Fundamental Reps” has the meaning set forth in Section 5.4(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, multinational, state, provincial, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Health Authorities” means the Governmental Entities which administer Health Laws, including the FDA.

“Health Law” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing and distribution of such products, including any Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the FDA Act, the Public Health Service Act, as amended, their associated rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards, consistently applied.

“IND” means Investigational New Drug application.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (a) Domain Names, copyrights and designs, (b) Patent Rights, (c) Trademarks, (d) Know-How and computer software programs and applications, including data files, source code, object code and software- related specifications and documentation, and (e) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Know-How” means any and all information, know-how, trade secrets, ideas, inventions, invention disclosures, discoveries and improvements, data, files, plans, operating records, instructions, proprietary or other processes, formulas, formulation information, manufacturing or other technology, validations, package specifications, chemical specifications, chemical and finished goods analytical test or other methods, stability data, clinical data, nonclinical data, safety data, adverse event report data, databases, manufacturing know-how, product specifications, information with respect to expert opinions, drawings, schematics, reports and information (whether or not patented or patentable), technology and techniques. For the avoidance of doubt, Know-How excludes Patent Rights, Trademarks and Domain Names.

“Knowledge” means with respect to the Seller, the actual knowledge of the following employees of the Seller: Richard Peters, M.D., Ph.D. and Daryl Drummond, Ph.D.

“Law” or “Laws” means any law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree or agency requirement of any Governmental Entity.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.

“Lien” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.

“Material Event” means any material development, regulatory, marketing, clinical or other similar event, in each case with respect to any Product, including without limitation, (a) becoming aware of the results of any preclinical study or clinical trial results, (b) receipt of material correspondence with or from any Governmental Entity, including regarding clinical trial or study design and/or approvability or a product candidate for any indication, or (c) material safety data and/or results.

”Milestone Event” has the meaning set forth in Section 1.9(a).

“Milestone Payment” has the meaning set forth in Section 1.9(a).

“MM-121 Intellectual Property” means the MM-121 Patents and the MM-121 Know-How.

“MM-121 Know-How” means any and all Know-How owned by Seller that is exclusively related to the monoclonal antibody referred to in clause (a) of the definition of “Product” herein.

“MM-121 Patents” means the Patent Rights claiming or covering the monoclonal antibody referred to in clause (a) of the definition of “Product” herein and set forth in Section 7.01 of the Disclosure Schedule (including any continuation, divisional, continuation-in-part, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, and foreign counterpart of such Patent Rights).

“MM-121 Product” means the Seller’s proprietary HER3 monoclonal antibody designated as MM-121, also known as Seribantumab, in any form or formulation, as further described on Schedule A.

“Monthly Rate” has the meaning set forth in Section 1.9(d).

“NDA” means a New Drug Application as described in 21 C.F.R. § 314.50 and submitted to the FDA or a comparable application submitted to an applicable Governmental Authority outside the United States.

“Net Sales” means, with respect to any Product, the aggregate gross amount invoiced (or, if no invoice is issued, the price otherwise charged) for sales of such Product worldwide, regardless of indication, by the members of the Buyer Rights Group collectively, minus the Exclusions; provided that sales or other commercial dispositions of such Product among members of the Buyer Rights Group specifically for purposes of resale shall be excluded from the computation of Net Sales (but the subsequent resale shall be included).

(a)         Product provided by a member of the Buyer Rights Group for clinical trial or other developmental purposes, sampling or promotional purposes (in customary amounts), test marketing, early access programs (including treatment INDs or protocols, named patient programs or compassionate use programs), humanitarian or charitable donations, or patient assistance programs, in each case where the Product is delivered without charge, will not be included in Net Sales.

(b)            If any Product is sold or transferred for consideration other than cash, or in a transaction that is not arm’s length, Net Sales from such sale or transfer shall be deemed to be Net Sales at which substantially similar quantities of such Product are sold for cash in an arm’s length transaction at such time in the relevant country or, if no such sales are made at such time, were most recently sold for cash in an arm’s length transaction in the relevant country or, if no such sales were ever made in the relevant country, for the fair market value of such quantity of such Product in such country.

“Order” means any order, award, decree or injunction, ruling or writ issued, made or rendered by a Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice.

“Patent Assignment” has the meaning set forth in Section 1.6(b)(iii).

“Patent Rights” means all issued patents and pending patent applications, including any provisional, continuation, divisional, continuation-in-part application, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, counterpart, registration or confirmation of or related to any such patent or patent application, as each of the foregoing may exist anywhere in the world.

“Permits” has the meaning set forth in Section 1.1(b).

“Permitted Liens” means (i) Liens disclosed on Section 7.02 of the Disclosure Schedule, (ii) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in good faith, (iii) statutory Liens (including mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens) arising or incurred in the Ordinary Course of Business, (iv) any restrictions, limitations or conditions contained in the Transferred Contracts or (v) any other Liens affecting the Transferred Assets that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially impede the ownership or operation of, or materially impair the value of, the Transferred Assets, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency and any successor agency thereto.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pricing and Reimbursement Approval” means, with respect to a Product in a country, the approval, license, registration or authorization of a Governmental Entity or relevant health authority to determine or set the price or reimbursement level of such Product in such country or, if earlier, the first commercial sale of a Product in such country for consideration above the cost of goods sold of such Product.

“Product” means (a) any MM-121 Product or (b) the Seller’s proprietary HER2/3 bispecific antibody fusion protein designated as MM-111, in any form or formulation, as further described on Schedule B.

“Product Sale” means any sale, conveyance, transfer, license or other disposition of all or substantially all of the Buyer’s and its Affiliates’ right, title and interest in and to any Product, to a third party, through one or more transactions or series of transactions (including any exclusive license, asset sale, sale of equity interests, merger or otherwise).

“Qualified Transferee” means any entity that is engaged in the pharmaceutical or biotechnology business and at least as capable as the Buyer of, and has resources and assets comparable to or greater than the Buyer (determined as of immediately after the Closing) for, researching, developing and commercializing the Products.

“Quarterly Report” has the meaning set forth in Section 1.9(e)(i).

“Recovery” has the meaning set forth in Section 5.5(b).

“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product in a country (or countries), and including the expansion or modification of the label for additional indications or uses.

“Regulatory Authority” means the FDA, EMA or any other Governmental Entity in another country or jurisdiction that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product, or otherwise regulating the research, development or commercialization of a product, in such country, including the EMA, and any successor(s) thereto.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, independent contractors, accountants, legal and other representatives and agents.

“Retained Liabilities” has the meaning set forth in Section 1.4.

“Seller” has the meaning set forth in the preamble.

“Seller Material Adverse Effect” means any material adverse effect on the ability of the to consummate any of the Contemplated Transactions on a timely basis.

“Seller Names and Marks” means any and all (a) Trademarks of Seller or any of its Affiliates, including the names, marks and logos set forth on Section 7.03 of the Disclosure Schedule, and (b) Trademarks derived from, confusingly similar to or including any of the foregoing.

“Seller Permits” has the meaning set forth in Section 2.8.

“Specified Reps” has the meaning set forth in Section 5.4(a).

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) 50% or more of such entity’s equity interests are at the time directly or indirectly owned by such Person.

“Taxes” means (a) all taxes, charges, fees, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value- added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (a) or any contest or dispute thereof.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes (including any attachments thereto or amendments thereof).

“Third Party Claim” has the meaning set forth in Section 5.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 5.3(a).

“Third Party Claim Amount” has the meaning set forth in Section 5.3(a).

“Trademarks” means all trademarks, service marks, trade names, logos, brands and other source identifiers, including all applications and registrations of the foregoing, as each of the foregoing may exist anywhere in the world.

“Transfer Taxes” has the meaning set forth in Section 1.7(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Books and Records” has the meaning set forth in Section 1.1(f).

“Transferred Contracts” has the meaning set forth in Section 1.1(e).

“Transferred Intellectual Property” means the Transferred Patents and Transferred Know-How.

“Transferred Inventory” has the meaning set forth in Section 1.1(d).

“Transferred Know-How” has the meaning set forth in Section 1.1(c).

“Transferred Patent Files” has the meaning set forth in Section 1.1(a).

“Transferred Patents” has the meaning set forth in Section 1.1(a).

“Transferred Permits” has the meaning set forth in Section 1.1(b).

“United States” or “U.S.” means the United States of America and all of its territories and possessions.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Richard Peters, M.D., Ph.D.
Name:	Richard Peters, M.D., Ph.D.
Title:	President and Chief Executive Officer

14NER ONCOLOGY, INC.

By:	/s/ Steven Elms
Name:	Steven Elms
Title:	President & CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) dated ______________, 2019 is executed and delivered by Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), for the benefit of 14ner Oncology, Inc., a Delaware corporation (the “Buyer”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated May 28, 2019 between the Seller and the Buyer (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Seller has agreed to sell, convey, transfer, assign and deliver to the Buyer the Transferred Assets, and the Buyer has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

1.       The Seller hereby sells, conveys, transfers, assigns and delivers (or causes to be sold, conveyed, transferred, assigned or delivered) to the Buyer all of the right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens.

2.       The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.

3.       This Bill of Sale and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

SELLER

MERRIMACK PHARMACEUTICALS, INC.

By:

Title:

ACCEPTED:

BUYER

14NER ONCOLOGY, INC.

By:

Title:

[Signature page to Bill of Sale]

Exhibit B

FORM OF PATENT ASSIGNMENT

This Patent Assignment, dated as of May ______________, 2019 (this “Assignment”), is made by Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Assignor”), in favor of 14ner Oncology, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to a Purchase Agreement dated as of May 28, 2019 (the “Purchase Agreement”), pursuant to which, among other things, Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee, and Assignee has agreed to purchase from Assignor all of Assignor’s right, title, and interest in and to the patents and patent applications set forth on Schedule A attached hereto and in and to the inventions disclosed therein (collectively, the “Assigned Patent Rights”); and

WHEREAS, this Assignment is entered into pursuant to, and as a condition of the closing of the transactions contemplated under, the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration and pursuant to the terms of the Purchase Agreement, Assignor hereby agrees as follows:

1.       Assignor hereby sells, conveys, transfers, assigns and delivers to Assignee, and Assignee hereby accepts, purchases and assumes, all of Assignor’s right, title, and interest in and to the Assigned Patent Rights, together with all patents issuing on the Assigned Patent Rights, and any continuations, divisionals, continuations-in-part, substitutions, reissues, renewals, reexaminations, supplemental protection certificates, extensions of such patents and Assigned Patent Rights, and foreign counterparts of any of the foregoing, and together with all rights to sue for past, present, and future infringement or misappropriation thereof, for any relief in law or in equity, and to recover any and all damages for such infringement in whatever form, including but not limited to lost profits or royalties (including the right to sue for pre-issuance royalties).

2.       Assignor hereby agrees to execute and deliver any further instruments and documents as Assignee may request in order to carry out the purposes of this Agreement.

3.       Notwithstanding any other provisions of this Assignment to the contrary, nothing contained in this Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies, or any of the obligations and indemnifications of Assignor or Assignee set forth in the Purchase Agreement. This Assignment is intended only to effect the transfer of certain property transferred pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

4.       This Assignment shall be binding on, and shall inure to the benefit of, Assignor, Assignee, and their respective successors and/or assigns, and all others acting by, through, with, or under their direction, and all those in privity therewith.

[Signature Page Follows.]

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by its duly authorized representatives effective this      day ____ of ______________, 2019.

ASSIGNOR:

Merrimack Pharmaceuticals, Inc.

By:
[Name:]
[Title:]

ATTEST:

CERTIFICATE OF ACKNOWLEDGEMENT

I, ______________, a Notary Public in and for __________________________ do hereby certify that _________________________, personally known to me to be the same person(s) whose name(s) is (are) subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as a free act and deed on behalf of the identified corporation, Merrimack Pharmaceuticals, Inc., with authority to do so.

IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal, this ____ day of _____________ 2019.

Notary Public
Commission Expires:

[Signature page to Patent Assignment]

SCHEDULE A

ASSIGNED PATENT RIGHTS

APPL’N NO.	PATENT/ PUBL’N. NO.	FILING DATE	ISSUE DATE/ PUBL’N DATE	TITLE	COUNTRY

Exhibit C

FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) dated ______________, 2019, is made by and between 14ner Oncology, Inc., a Delaware corporation (“Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”). All capitalized words and terms used in this Assumption Agreement and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated May 28, 2019 between the Seller and the Buyer (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Seller has agreed to sell, convey, transfer, assign and deliver to the Buyer the Transferred Assets; and

WHEREAS, in partial consideration therefor, the Purchase Agreement requires the Buyer to assume the Assumed Liabilities;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby agrees as follows:

1.       The Buyer hereby assumes and agrees to perform, pay, satisfy or discharge the Assumed Liabilities, on the terms and subject to the conditions set forth in the Purchase Agreement.

2.       The Buyer does not hereby assume or agree to perform, pay, satisfy or discharge when due, and the Seller shall remain liable for, the Retained Liabilities.

3.       Each of the Buyer and Seller, by their execution of this Assumption Agreement, each hereby acknowledge and agree that neither the representations and warranties nor the rights, remedies or obligations of either party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.

4.       This Assumption Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of and on the date first above written.

14NER ONCOLOGY, INC.

By:

Title:

ACCEPTED:

MERRIMACK PHARMACEUTICALS, INC.

By:

Title:

[Signature page to Assumption Agreement]

Exhibit D

FORM OF DYAX ASSUMPTION AND UNDERTAKING

This Assumption and Undertaking, dated as of [ ], 2019 (the “Assumption Date”), is made by 14ner Oncology, Inc., a Delaware corporation (“Assignee”), to Dyax Corp., a Delaware corporation (“Dyax”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Assignor”).

WHEREAS, pursuant to the terms of the Asset Purchase Agreement dated as of May 28, 2019 (the “Asset Purchase Agreement”), by and between the Assignor and the Assignee, the Assignor is selling to the Assignee assets related to Seribantumab, a human immunoglobulin G2 monoclonal antibody against HER3 also known as MM-121;

WHEREAS, the Assignor and Dyax are party to (i) that certain Amended and Restated Collaboration Agreement dated January 24, 2007 between the Assignor and Dyax, as amended by that certain Amendment, dated July 31, 2008, by that certain Amendment, dated November 6, 2009, and by that certain Amendment, dated January 18, 2012 (the “Collaboration Agreement”), full and complete copies of which are attached as Annex 1 hereto, and (ii) that certain Sublicense Agreement dated June 30, 2008 between the Assignor and Dyax (the “Sublicense Agreement” and, together with the Collaboration Agreement, the “Agreements”), a full and complete copy of which is attached as Annex 2 hereto;

WHEREAS, pursuant to the Asset Purchase Agreement, the Assignor has agreed to assign to Assignee the rights and obligations arising under the Agreements from and after the Assumption Date;

WHEREAS, in order to assign such rights and obligations, pursuant to Section 10.3 of the Collaboration Agreement, Assignee is required to assume in writing all of the obligations of the Assignor under the Collaboration Agreement, and pursuant to Section 5 of the Sublicense Agreement, Assignee is required to undertake to Dyax to be bound by the terms of the Sublicense Agreement; and

WHEREAS, Assignee has agreed to assume all of the rights and obligations of the Assignor arising under the Agreements from and after the Assumption Date and to be bound by the terms of the Agreements.

NOW, THEREFORE, Assignee hereby undertakes to Dyax to be bound by the terms and conditions of the Agreements, and to assume all of the rights and obligations of the Assignor arising under the Agreements from and after the Assumption Date.

[Signature Page Follows.]

EXECUTED THIS      day of      2019.

14NER ONCOLOGY, INC.

By:

Name:

Title:

Acknowledged and agreed:

MERRIMACK PHARMACEUTICALS, INC.

By:

Name:

Title:

AMENDMENT
NO. 1 TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 24, 2019, by and between 14ner Oncology, Inc., a Delaware corporation (the “Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”). The Buyer and Seller are referred to collectively herein as the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement (as defined below).

Recitals

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated as of May 28, 2019 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Amendment to Agreement. Effective as the date of this Amendment, the Agreement is hereby amended as follows:

(a)            The first sentence of Section 1.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) The Closing shall take place at 9:30 a.m. on June 28, 2019, or such earlier date as the parties mutually agree in writing (the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another place is agreed to in writing by the Buyer and the Seller.”

2.            Agreement. Except to the extent expressed amended herein, the Agreement is hereby ratified and confirmed in all respects and will remain unmodified and in full force and effect in accordance with its terms.

3.            Governing Law. This Amendment and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

4.            Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or .pdf transmission.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Richard Peters, M.D., Ph.D.
Name: Richard Peters, M.D., Ph.D.
Title: President and Chief Executive Officer

14NER ONCOLOGY, INC.

By:	/s/ Steven Elms
Name: Steven Elms
Title: President & CEO

AMENDMENT NO. 2

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 28, 2019, by and between 14ner Oncology, Inc., a Delaware corporation (the “Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”). The Buyer and Seller are referred to collectively herein as the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement (as defined below).

Recitals

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated as of May 28, 2019, as amended by Amendment No. 1 to the Asset Purchase Agreement, dated as of June 24, 2019 (as so amended, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Amendment to Agreement. Effective as the date of this Amendment, the Agreement is hereby amended as follows:

(a)            The first sentence of Section 1.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) The Closing shall take place at 9:30 a.m. on July 12, 2019, or such earlier date as the parties mutually agree in writing (the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another place is agreed to in writing by the Buyer and the Seller.”

2.            Agreement. Except to the extent expressed amended herein, the Agreement is hereby ratified and confirmed in all respects and will remain unmodified and in full force and effect in accordance with its terms.

3.            Governing Law. This Amendment and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

4.            Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or .pdf transmission.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Jeffrey A. Munsie
Name: Jeffrey A. Munsie
Title: General Counsel

14NER ONCOLOGY, INC.

By:	/s/ Steven Elms
Name: Steven Elms
Title: President & CEO